	CAPTIMA Suite 5, 3rd Floor Britannia House St George's Street Douglas, Isle of Man 1M1 1JD	Tel: +44 (0) 1624 631125 Fax: +44 (0) 1624 631126
Mr. Arturo F. Henriquez CEO Maxim Oil & Gas, Inc. 9400 Grogan's Mill Road. Suite 205 The Woodlands, Texas 77380 USA		April 6, 2009

Dear Mr. Henriquez.

Maxim Oil & Gas, Inc.

This letter confirms the fee agreement (the "Agreement") made as of April 13 2009 by and between Maxim Oil & Gas, Inc. on behalf of itself and any "Associated Party" (as de Tied herein) ("MAXIM") and Captima Limited ("CAPTIMA" and/or the "Finder").

1.
Engagement of CAPTIMA: MAXIM and its Associated Parties hereby jointly and severally engage and indemnify CAPTIMA, and CAPTIMA hereby accepts such engagement, to act as MAXIM's non-exclusive finder with respect to a "Transaction" as defined herein). A -Transaction" shall mean the acquisition of whole or part of the issued shares or membership interests of MAXIM for issued share capital of any Associated Party thereof). an investment into, loan to or financing of MAXIM for any Associated Party thereof) by an Investor (or any Associated Party thereof) (including the issuance of any debt, debt obligations, promissory notes or credit facilities], a joint venture between MAXIM (or any Associated Party thereof) and any investor (or any Associated Party thereof) and any other potential business transaction or opportunity involving MAXIM far any Associated Party thereof) and an "Investor" for any Associated Party thereof) (as defined herein). "Investor" shall mean any individual, institution, fund or corporate entity (or any Associated Party thereof) introduced to MAXIM by ('APT1MA with which MAXIM is not in discussions in connection with a potential Transaction prior to such introduction. CAPTIMA and MAXIM shall keep a written record of all Investors.

2.	Services: In order to assist MAXIM in completing a Transaction, CAPTIMA shall provide the following services:

(i)	identify and initiate contacts between MAXIM and one or more Investors for a Transaction;
(ii)	facilitate discussions between MAXIM and one or more investors by coordinating and participating in conference calls and/or meetings:
(iii)	assist MAXIM in providing and obtaining information related to an Investor and/or a Transaction;
(iv)	such other services as the parties may agree.

CAPTIMA shall identify Investors to MAXIM and MAXIM shall disclose to CAPTIMA if it is already in discussions with any such Investors so identified. CAPTIMA agrees to use its best efforts to assist MAXIM in completing a Transaction. However, if despite the hest efforts of CAPTIMA, a Transaction is not completed. CAPTIMA shall have no liability to MAXIM. Furthermore, CAPTIMA is not responsible for any errors or any provisions in Investors oomminnent or other documents that may violate any state, governmental or other law, or that may be in conflict with this Agreement. Nonperformance by an Investor of the terms of its commitment is not the responsibility of CAPTIMA.

3.Compensation:

( i )Where CAPTIMA provides any of the Services listed in Section 2 above, MAXIM shall pay to CAPTIMA, or cause to be paid to CAPTIMA. a finder's fee for each Transaction. In the ease of secured debt, mortgage or senior debt such finder's fee shall be equal to one percent (1%) of the "Transaction Value" (as defined herein), in the case of equity such finder's fee shall be equal to five percent (5%) of the Transaction Value and in the case of a bridge or unsecured debt such finder's fee shall be equal to three percent (3%) of the Transaction Value (collectively, the "Transaction Fee"). The Transaction Fee shall be calculated at the date of completion of the Transaction. In calculating any Transaction Fee, convertible securities shall be treated as equity. The Transaction Fee shall be calculated on the gross total Transaction Value before any deductions, including fees, deposits, transaction expenses, reserves, insurance or other amounts withheld or paid by the Investor. If the consideration payable to MAXIM in a Transaction is to be received in whole or in part in installments, the installments shall be valued on a discounted present value basis using a discount rate of eight percent (8%) annually. To the extent these future payments are not currently ascertainable or relate to the exercise of option~, warrants or similar securities, the part of the Transaction Fee relating to them shall he payable at the earlier of (i) the receipt of the contingent payments, or (ii) when the amount of the contingent payments can be determined. For the purposes of the Agreement, ''Transaction Value" means the gross aggregate value of all consideration payable in connection with the Transaction including cash, securities, assumption of debt or other forms of consideration whether or not all or part of such consideration is payable on or before completion of the Transaction or subsequently, In the event securities received as consideration are publicly traded, Such securities shall be valued, for purposes of determining the Transaction Value, at the last sale price on the first business day preceding the date of completion of such Transaction or if no such price is available at the average of the bid and ask price for such securities on such date. Where any part of the Transaction Value is payable subsequent to completion (including. but not limited to. periodic earn-outs. milestones and annuity retainers), the corresponding portion of the Transaction Fee shall be paid when the Transaction Value is received.

(ii) A Transaction Fee due to CAPTIMA by MAXIM (or any Associated Party thereof) shall be paid to CAPTIMA upon closing al the Transaction or receipt of the Transaction Value by MAXIM for any Associated Party thereof) from the Investor (or any Associated Party thereof). All monies due to CAPTIMA hereunder shall be paid to CAPTIIVIA in Sterling, according to wire instructions provided by CAPTIMA.

(iii) Upon the closing of a Transaction with an Investor that was introduced to MAXIM by or through CAPTIMA, MAXIM shall, upon the actual transfer of consideration to MAXIM or an Associated Party. issue to CAPTIMA. warrants (the -Financing Warrants") to purchase the number of shares ra units of ownership in a Security (as defined herein) of MAXIM determined by dividing:

(A)        in the case of equity consideration [including convertible preferred shares). live percent t5%1 of the equity consideration in any single Transaction; and

 (B)       in the ease of convertible debt consideration, four percent (4%) of the convertible debt consideration in any single Transaction: and

 (C)       in the case of secured or senior debt consideration, two percent (NJ of the aggregate debt consideration in any single Transaction

by. in each case, the Financing Warrant Exercise Price (as defined herein).

Financing Warrants shall be exercisable at the option of the bolder for a period of two (2) years from the date of closing of a Transaction at an exercise, price (the "Financing Warrant Exercise Price") equal to the marker price per share of one share or unit of the existing Security of the Company on the closing date of such Transaction. The terms of the Financing Warrants shall he set forth in an agreement (the "Financing Warrant Agreement") in form and substance reasonably satisfactory to CAPTIMA and MAXIM. The Financing Warrant Agreement shall contain customary terms, including without limitation, provisions for change of control, weighted average price based anti-dilution, and customary demand and piggyback registration rights.

(iv)In addition and notwithstanding anything contained herein. if during the Term of this Agreement or one hundred and eighty (180) clays thereafter. MAXIM accepts a transaction of any type front an Investor not introduced by CAPTIMA tan "Outside Investment-1 and as a result MAXIM reduces, either partially or Fully, the amount of a Transaction accepted in writing from an Investor or Investors introduced to MAXIM by CAPTIMA. MAXIM shall pay to CAPTIMA a Fee in cash and warrants (the "Break Feet equal to the rates outlined in Sections 3(i) and 3(iii) above on either (i) the full aggregate amount of the Outside Investment or (ii) the amount of the reduction of the Transaction From an Investor or Investors introduced to MAXIM by CAPTIMA. Whichever applies.

(v)For the purposes of this Agreement, "Associated Party" shall include any individual, partnership or corporate body acting in conjunction with MAXIM or an Investor (as appropriate). or any company or corporate body formed for the specific purposes of the Transaction. or any company within the group of companies of which MAXIM or an Investor (as appropriate) is one including any subsidiary or holding company of MAXIM or an Investor (as appropriate) and the heirs and assignees of MAXIM or a Investor (as appropriate).

(vi)For the purposes of this Agreement. "Security" or "Securities" shall mean: (i) any stock or other security or ownership interest of MAXIM of the class, series and with the same terms as is issued in connection with a Transaction, us the case may be. or hit if no such stock, security or ownership interest is issued in connection with a Transaction, the existing common stock or Milt of ownership interest of MAXIM.

4.
Expenses: in addition to the Compensation set forth in Section 3 above, CAPTIMA shall be entitled to reimbursement for all reasonable out-sd-pocket expenses incurred by CAPTIMA in connection with a potential Transaction during the term of the Agreement (whether or not a Transaction proceeds to completion), provided that any single item of expenditure, or series of related expenditures likely to exceed the amount of Five Hundred Pounds Sterling (GBP500) (or currency equivalent) shall be pre-approved in writing by MAXIM.

5.
Termination: Either party may terminate the Agreement by notifying the other party in writing upon a material breach by that party, unless such breach is cur-able and is in fact cured within 15 days after such notice. In any event, either party nay terminate the Agreement upon 30 days written notice to the other, provided that if CAPTIMA terminates without MAC within a period of 90 days of signature of the Agreement it shall return to MAXIM the non-accountable expense retainer described in Section 4. Notwithstanding the foregoing, all provisions of the Agreement other than Sections 1 and 2 shall survive the termination of the Agreement with respect to Investors identified to MAXIM prior to such termination and CAPTIMA shall be entitled to receive the Compensation set forth in Section 3 if MAXIM and any such investor enter into binding agreements to complete a Transaction prior to the termination of the Agreement or at any time thereafter.

6.
Non-Circumvention / Non-Solicitation: In connection with this Agreement. the term "noncircumvention" means that MAXIM shall not solicit any officer, director, employee, affiliate, agent, assign or associate, broker/dealer. Investor or finder of CAPTIMA for a Transaction with MAXIM or an Associated Parry of MAXIM or any type of business relationship without prior written consent from CAPTIMA. MAXIM further agrees that it will not contact or solicit parties introduced to MAXIM by CAPTIMA for five years following the original introduction, whether that party is an Investor or potential Investor of CAPTIMA, without the prior written consent of CAPTIMA.

7.
Indemnification: Each party (respectively. the "Indemnifying Party") shall indemnify the other pony and the other party's affiliates, directors, officers, employees, agents, consultants, attorneys, accountants and other representatives (each indemnified Person") and shall hold each Indemnified Person harmless, to the fullest extent permitted by taw, from and against any and all claims, liabilities, losses, damages and expenses including reasonable attorney's fees and costs), as they are incurred, in connection with the Transaction, resulting from the Indemnifying Party's negligence, bad faith or willful misconduct in connection with the Transaction, any violation by the Indemnifying Party (not caused by the Indemnifying Party) of federal or state or other securities laws in connection with the Transaction, or any breach by the indemnifying Party of any of the terms of the Agreement.

8.
Confidentiality: All "Confidential Information" (as defined below) furnished to CAPTIMA by MAXIM shall he confidential and remain the property of MAXIM, and may not be copied or otherwise reproduced for use in any way except in connection with Services to be performed hereunder. CAPTIMA agrees not to disclose Confidential Information to third parties unless such disclosure is expressly approved by MAXIM. All Confidential information furnished Lo MAXIM by CAIMMA shall he confidential and remain the property of CAPTIMA, and may not be copied or otherwise reproduced for use in any way except in connection with Services to be performed hereunder. MAXIM agrees not to disclose Confidential Information to third panics unless such disclosure is expressly approved by CAPTIMA.

For the purposes of the Agreement, "Confidential information" means all information disclosed by either party in writing, orally or in any other form) that is described as confidential or proprietary, or provided under circumstances indicating it is confidential or proprietary, including, without limitation, projections, business plans, marketing plans, technical data, product ideas, pricing, costs, customer, vendor and supplier lists and identification, channel of distribution. terms and identification of proposed and actual contracts and financial information, and all information obtained from the other party pertaining in any manner to the business of that other party. "Confidential Information" dues not include information that is or becomes publicly known through no wrongful act of either MAXIM or CAPTIMA.

9.	Assignment: No assignment of this Agreement shall be made without prior written consent of the other party.

10.
 Notice: Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall he deemed duly given and received when delivered personally, when transmitted by facsimile, sent via e-mail or three days after being mailed by first class mail, properly addressed to the party to receive such notice, at the following addresses:

a.        If to MAXIM:

Mr, Arturo F. Henriquez
CFO
Maxim Oil & Gas, Inc.
9400 Growths Mill Road. Suite 205
The Woodlands, Texas 77380 USA
Fax: +1 281-466-1531
Email: ahenriquez@maximtep.com

b.        If to CAPTIMA:

Adam Reed
(Address on page one)
Fax: +44 (0) 1624 631126
Emaill: areed@captima.co.uk

11.	Amendments: Neither party may amend this Agreement without the prior written consent of the other party.

12.	Governing Law: The Agreement shall be governed by, and shall be construed, and the rights and liabilities determined, in accordance with the laws of England.

13.
Jurisdiction:MAXIM irrevocably agrees for the exclusive benefit CAPTIMA that the English courts shall have jurisdiction to hear and determine any sun. action or proceeding, and to settle any disputes which may arise out of or in connection with this Agreement and for such purpose irrevocably submits to the exclusive jurisdiction of such courts provided that nothing contained in this section 12 shall limit the right of CAPTIMA to make use of any other court of competent jurisdiction, nor shall the taking of such proceedings iu one or more jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not (unless precluded by applicable law).

14.
Waivers: no delay or omission on the part of CAPTIMA in exercising any right or remedy under the Agreement shall impair the right or remedy or operate as or be taken to be a waiver of it, not shall any single partial or defective exercise by CAPTIMA of any such right or remedy preclude imy other or further exercise under the Agreement of that or any other right or remedy. The remedies provided antler the Agreement are cumulative and not exclusive of any remedies provided by law.

15.	Entire Agreement: The Agreement represents the entire understanding between CAPTIMA and MAXIM and supersedes all previous agreements, both written and oral.

16.
Severance: if at any time any of the provisions of the Agreement is or becomes illegal, invalid or unenforceable in any respect under any law or regulation of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of the Agreement nor the legality or enforceability of such provision under the law of any other jurisdiction shall he in any way affected or impaired as a result.

If you are in agreement with the terms and conditions set forth in this Agreement, please indicate by signing and dating in the space provided below.

Yours Sincerely,
CAPTIMA Limited

/s/ Adam Reed
Adam Reed
Director

Date   4/14/2009

Acknowledged and Agreed to:

Maxim Oil & Gas. inc.

/s/ Mr. Arturo F. Henriquez
Mr. Arturo F. Henriquez
CFO

Date